AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

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DW - Q2 2016 Drew Industries Inc Earnings Conference Call

EVENT DATE/TIME: AUGUST 4, 2016 / 03:00PM GMT

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Renee Ketels Lambert, Edwards & Associates - IR
Jason Lippert Drew Industries Incorporated - CEO and Director
David Smith Drew Industries Incorporated - CFO
Scott Mereness Drew Industries Incorporated - President

CONFERENCE CALL PARTICIPANTS
Scott Stember C.L. King & Associates - Analyst
Daniel Moore CJS Securities - Analyst
Kathryn Thompson Thompson Research Group - Analyst
Trent Ketterer Spitfire Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2016 Drew Industries Inc. conference call. (Operator Instructions) As a reminder, this call is being recorded.

I would like to introduce your host for today's conference, Renee Ketels of Lambert, Edwards. Ma'am, you may begin.

Renee Ketels - Lambert, Edwards & Associates - IR

Good morning, everyone, and welcome to the Drew Industries 2016 second-quarter conference call. I'm Renee Ketels with Lambert, Edwards, Drew's Investor Relations firm. And I am joined on the call today by members of Drew's management team including Jason Lippert, CEO and a Director; Scott Mereness, President; and David Smith, CFO.

Management will be discussing second-quarter results in just a moment, but first they have asked me to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the Company cautions you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the Company's earnings release, in its annual report on Form 10-K, and in its other filings with the SEC. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries Incorporated - CEO and Director

Thanks, Renee, and thank you, everybody, for joining us on the call today. Once again we find ourselves in a very fortunate position of being able to release another record quarter to investors. In addition, we posted the best first-half results in Drew's history.

Among the big highlights were sales growth for the second quarter and first half of 2016, which were $441 million and $863 million, respectively. Operating margins improved over last year's quarterly operating profit by $26 million or 77%. In addition, Drew's content for travel trailers and fifth-wheels grew to over $3,000 over the trailing 12-month period while motorhome content jumped to $1,920.

We are off to a fantastic start this year, and the industry is seeing greater than normal volume in the summer months. RVIA just announced that the first six months of 2016 represented the largest six-month wholesale consolidated number since 1977, which is another sign that the industry has fantastic momentum.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

All the other lights are green at the moment. And retail traffic is strong, inventories are balanced, and OEMs and dealers continue to add capacity to meet growing demand.

When people ask how the industry is doing, we often reply by saying: For the last two years the industry has continued to add capacity. Ultimately, when our customers add capacity, they have enough industry intelligence gathered that would point to longer-term improvement in the business, which is great news.

Many of the industry leaders feel, as we do, that the industry in the coming years is headed toward wholesale of 500,000 units, based on all the indicators. We are already looking to break through 400,000 units this year, which would be an industry record and more importantly, we're achieving this without significant Canadian market contribution.

As you know, Canada has traditionally been about 15% to 20% of the unit volume for the North American RV industry, and it was down over 20% last year and looks to be down about the same this year. We expect the Canadian market will come back, and when it does it should provide a nice shot in the arm to industry volume.

Outside of the obvious benefit of gaining incremental margins on higher sales, our last few quarters of improved operating results are a direct outcome of our leadership team's intense focus on a few key initiative over the last several years.

The first has been improvement in attrition. We believe continued improvement in attrition will lead to better operating results, and we've proved that over the last few years as we've cut turnover in half. We have a lot of runway left still, and these efforts have gone a long way in improving our efficiency, our quality, our safety, and ultimately our operating results.

As we have continued in prior calls -- as we have mentioned in prior calls, our efforts in lean manufacturing has also played a large part in improvement in our results. We have freed up significant capacity and create more efficient workflows, reduced scrap, and improved quality and safety in the process. In addition to ongoing lean initiatives, we are focused on cost savings through value analysis, value engineering related projects as well, which is at a $7 million cost improvement run rate on a go-forward basis.

Another positive impact on our improved results has been our intense focus outside our core RV OEM markets for acquisition opportunities and organic growth. Our ability to leverage our capabilities across a broader OEM customer base has enabled us to expand our product mix to include products that carry higher margins than our traditional core products.

Also, the businesses outside the RV market we have acquired in the last year have had better than traditional operating margins. We've made several acquisitions in the last 12 months outside our RV OEM markets, including Project 2000, a component manufacturer for caravans in Europe, and two marine seating manufacturers.

Focus on R&D and product development of unique products and in many cases patent-protected products in our North American markets has never been a bigger priority. As a result, we've introduced products like fifth-wheel and travel-trailer leveling, MyRV and other proprietary electronics, bike and storage solutions, patented furniture products, lifting mechanisms, and many other products unique to RVs. In addition, we are more focused than ever on developing unique new features and add-ons to our core products, all of which allow for better margin opportunity.

Our reduction in labor and G&A cost in Q3 and Q4 in 2015 is also favorably impacting our results. In Q3 of last year we initiated an approximate $10 million indirect labor cut. We had been adding cost to our business since 2010 and felt it was time to test what we had added. It has not only saved the Company significant dollars but also help simplify some of our business units and set a new standard going forward.

In addition to our opportunities in these key areas, our long-term strategy targets growth in OEM, RV, and adjacent markets as well as aftermarket channels and international RV markets. As we get deeper into the strategy, we are finding more and more companies that are interesting to us, which has created a very full pipeline of opportunities.

We developed our original RV business using a combined acquisition and organic growth strategy, and we plan on using the same strategy in these other markets. We now have over $500 million in trailing 12-month revenues outside our core towable RV OEM market.

Our team is resolved to continue to improve our results. We've been saying for the last two years that if we stuck to our long-term strategy and key initiatives that we would be in a position to get back to our peak operating margins of approximately 11%. Today, with lean, attrition, adjacent market, aftermarket, and product innovation strategies in full swing, we feel that we can improve on this historical peak margin as our strategy continues to gain momentum. We are excited about the future more than ever, and will continue to update you on our progress with these key strategies.

I want to thank our fantastic employees and customers. This year LCI, Drew's only operating company, celebrated its 60th anniversary. It was a fantastic time to celebrate our history and the employees and customers that brought us to where we are. We have a great and loyal customer base and phenomenal employee base that is largely the credit for our success, and we are fortunate to be able to work around such great people.

I'm continually surprised by how much our workforce is capable of. And the more experienced they get, the more we are accomplishing. That's why continuing to work to eliminate turnover is so important to us.

Now I'm going to turn things over to David for some color on the financial results.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

David Smith - Drew Industries Incorporated - CFO

Thank you, Jason, and good morning to everyone on the call. Over the next several minutes, I will discuss our second quarter and year-to-date results; our segments change, which will be presented in our second quarter 10-Q and was reflected in the earnings release; I'll also lightly touch on the credit agreement amendment completed in April, which we covered previously; and give some highlights from our balance sheet and cash flow statement.

As we look at second-quarter 2016 results at a high level, net sales are up and earnings are up over the prior year's Q2. And net debt is lower; in fact, we're in a net cash position at the end of June 2016. These same metrics are improved sequentially over the first-quarter 2016.

Other things of note. Since the beginning of the year, inventory balances are down by over $25 million. Our capital spending plans are on track. Two quarterly dividends were paid out during the second quarter, totaling close to $15 million, and the Company is well on its way to integrating the three acquisitions completed so far this year.

As Jason mentioned, our consolidated revenue in Q2 2016 was up nearly $80 million to $441 million, representing an increase of 22% over the second quarter of 2015. This result was achieved by the Company through its continued growth initiatives and was aided by strong wholesale shipments to OEMs as well as acquisitions completed by the Company over the 12 months ending June 30, and also increased content.

Wholesale shipments of OEM components for total RVs, which were up nearly 12% over the prior year's second quarter, contributed $44 million to the net sales increase, or about half the year-over-year total increase.

Aftermarket net sales increased over the prior year's second quarter by more than 30%. The growth in aftermarket, which is 100% organic, is the result of increasing amount of OEM product sales the Company has made over the last several years, combined with the focus and attention we have put on serving customers in this area. OEM component sales increased in this quarter over the prior year's second quarter by nearly 50% for motorhomes and by about 25% for adjacent industries.

With this second-quarter sales performance, our LTM sales crossed the $1.5 billion mark for the first time in our history, with net sales of nearly $1.55 billion for the 12 months ended June 30, 2016. That figure also includes $120 million of LTM aftermarket sales, which is another high point.

Operating profit of $59 million in Q2 2016 compares favorably to $34 million recorded in Q2 of 2015 and also represents a sequential improvement of close to 7% over Q1 2016 performance. This is due to many factors, several mentioned earlier by Jason, including: the overall sales increase; sales growth in the aftermarket, where margins are often higher; sales growth in the adjacent industries, which include several of the businesses acquired in 2015 and 2016; cost efficiencies realized from reduced employee turnover; capacity investments made over the last several years; lean initiatives; and the indirect labor reduction completed in Q4 of 2015. It also includes a favorable net impact of lower material costs, primarily from steel and aluminum, and also the leveraging of fixed costs over a larger base of sales.

For the year-to-date period, consolidated net sales of $864 million are up 19% over the prior year. Operating profit of $115 million has also improved over the prior-year first half. The items identified as drivers for the Q2 performance influence year-to-date results as well.

As you will see on page 2 in the narrative and on page 5 in the table of our earnings release, the Company has changed its internal reporting structure to reflect its strategy for selling components to OEM customers and to aftermarket customers, and from this point forward will report its results for the OEM Segment and the Aftermarket Segment. OEM customers are primarily designing, manufacturing, and distributing their products through dealership networks to first-time consumers of towable and motorized recreational vehicles, and also for similar types of components used by customers in adjacent industries, specifically buses, trailers, certain recreational boats, manufactured housing, and mobile office units.

Aftermarket Segment customers buy the Company's components from a variety of distribution channels including wholesale distributors, dealerships, insurance-related repairs, and retail customers. The Company believes there are growth opportunities in both segments and has organized to serve their differentiated needs.

While we previously discussed the amendment and extension of our credit facility, completed at the end of April, on our last call, it is significant enough to hit a few of the highlights again. The committed facility doubled from $100 million to $200 million; the maturity was moved out by more than two years to April 2021; there is an accordion of up to $125 million which is available from lenders who want to participate.

In summary, we think about our credit capacity like this. We had nearly $80 million of cash at the end of June, plus up to $200 million of committed dry powder with the credit agreement; then there is the potential for an incremental $225 million through the accordion of $125 million; plus another $100 million if we were to draw the potential capacity available under the shelf loan. In total, that is more than $500 million.

Shifting the discussion to the balance sheet, net cash of $29 million at June 30 reflects a swing of $66 million from nearly $38 million of net debt at December 31, 2015. This net debt reduction occurred during the first six months of the year, where $34 million of cash was used for completed acquisitions, nearly $15 million of cash was used to pay two quarterly dividends, and the Company's spent $13 million for capital expenditures, which is in line with the full-year 2016 expected spending of $20 million to $26 million.

This strong performance is the result of improved earnings and also the ongoing drive to manage working capital, particularly inventory. Inventory is down more than $25 million in the first six months of the year during a time when sales are increasing at double-digit rates, the business is adding aftermarket sales, and certain products are being sourced from overseas. This is the result of a conscious effort to utilize data available to maintain optimal levels of inventory.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

The cash benefit in part is also due to timing of certain payments for taxes and compensation with due dates falling in the months ahead.

In conclusion and to summarize, as a result of growth initiatives and increased wholesale volumes, the Company grew its top line and bottom line during the second-quarter and year-to-date periods of 2016. We changed our reporting segments to OEM and Aftermarket to reflect the strategic direction and management focus set for the Company.

The balance sheet remains strong with cash of nearly $80 million at June 30 and a net cash position of nearly $29 million. During the quarter, we amended and extended our primary credit facility to provide added liquidity in the form of increased revolver commitment, with a later maturity date with competitive terms and pricing.

Dividends of more than $7 million were paid in each of April and June, a total of nearly $15 million during the quarter. We believe our strong cash flow generation, strong balance sheet, and credit availability gives us the capacity to support our growth initiatives for organic growth, geographic expansion, and acquisitions.

Thank you. That is the end of our prepared comments. Jamie, we are ready to take questions.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Scott Stember, C.L. King.

Scott Stember - C.L. King & Associates - Analyst

Well, good morning, guys, and congratulations on another great quarter.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Hi, Scott. Good morning. Thank you.

Scott Stember - C.L. King & Associates - Analyst

Maybe we could just touch on, of the gross margins, a couple of items here. One of the other players in this space talked about seeing the issues of de-contenting starting to its course and anniversarying. Could you maybe just talk about what you're seeing on that front?

And then secondly, maybe just talk about raw materials, any givebacks, and the trajectory of gross margins going forward. Thank you.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Well, let's take the first question on the content. Obviously, we've been talking the last several quarters about more and more entry-level products. In some cases, they yield less opportunity for content.

As you know, we're continuing down the road of product development. With items like travel-trailer leveling we can actually improve content on some of these entry-level products.

We've seen fifth-wheels have a significant mix change quarter 2 this year over last year quarter 2. But it still seems or feels like fifth-wheel production has still taken a little bit of a back seat to seeing improvement or increase in trailers and specifically entry-level trailers.

So we expect the trend of trailers to go forward. There is no sign that fifth-wheels are going to pop back up and take more of a part of the total towable market share. It feels like trailers are going to continue to be marketed and sell nicely, as we see all the new entry-level buyers and Millennials come into the market to buy.

What was the second question you had, Scott?

Scott Stember - C.L. King & Associates - Analyst

Just on raw materials. I know that raw materials have started to come back up, and was wondering where you guys are in the process with any potential givebacks on price. And then just trying to tie it in the general direction of gross margins for the back half of the year.

Jason Lippert - Drew Industries Incorporated - CEO, Director

With respect to raw materials, yes, raw materials have come back up, but they've remained volatile for quite a long time now. Our pricing structure is set up so that as raw material goes up -- and as we told you I think last quarter, last quarterly earnings call, we had given our decreases out for second quarter based on raw material move

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

downward. So we index a lot of our increases or decreases, so as the price of steel moves we're able to get back or give back depending on the direction that the raw material is moving.

Scott Mereness - Drew Industries Incorporated - President

Scott, this is Scott. It's a portion of our raw material movement; so when you look at decreases it represents a portion of that. Like Jason said, because it's a volatile, we don't always do everything all at once.

One other thing, going back to the content, the de-contenting. We noted in the second paragraph of our press release that our travel-trailer content was double-digit growth, partially offset by flat fifth-wheel content. I think that's a testament to being able to grow in the environment that we sit in today. So we're proud of the fact that we can post double-digit growth numbers in the majority of what's now in the marketplace today.

One other quick comment in terms of the de-contenting. We've got 900 units, 900 fifth-wheel units up over Q2 of last year -- so Q2 of this year versus Q2 of last year -- which is a positive sign that fifth-wheels have begun to rebound. Granted, that's a low comparison from Q2 of last year, but that definitely is a positive sign for the industry.

Scott Stember - C.L. King & Associates - Analyst

Getting back to the point that it looks like things were at least bottoming on that side, Right?

Scott Mereness - Drew Industries Incorporated - President

Right.

Scott Stember - C.L. King & Associates - Analyst

Okay. Just one last question and then I'll get back in the queue. Maybe just talk about the couple of new products that you guys have recently put out there, the sway control and the leveling devices for travel-trailers. I know that you were aggressively rolling out both, and maybe just talk about how things are going on that front.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Sure, sure. Well, fifth-wheel leveling continues to get more and more popular. We launched travel-trailer leveling this summer, most of which will be viewed at the -- on the products at the Open House in September.

So we're excited to announce that there's -- we've got approximately 20 brands of trailers going to the Open House. With leveling it's going to completely change the way people look at trailers and the functionality that trailers have tomorrow versus what they had yesterday, with a one-touch leveling device versus having to manually crank your unit to stabilize and level like people have had to do for the last 60 years.

So that's a really exciting development for us. It's a relatively higher-priced product for us, so it's not a $20 or $30 item. It's a $1,000 item.

So we have the chance to significantly impact our travel-trailer content like we did fifth-wheels. And we have no reason to think that it won't continue to grow rapidly after the launch in September, just based on what fifth-wheels did when we launched that four years ago.

Now we've got a lot of other exciting products. We've got MyRV and sway control. We're launching some new step products at Louisville -- or at Open House as well.

Our Furrion products continue to gain popularity. We launched some appliance products here at Open House as well, which is going to be exciting for us. Which is, again, another significant piece of content that we weren't selling yesterday but will be selling tomorrow.

Our R&D remains in full swing and we're looking at new products. And just as importantly, like we've always talked about, adding features and content to our existing core products are just as important. As we develop new features and bells and whistles for our existing core products, it allows us opportunity to immediately sell those through and make those new features standard items going forward.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

Scott Stember - C.L. King & Associates - Analyst

Got it. Thanks for taking my questions.

Operator

Daniel Moore, CJS Securities.

Daniel Moore - CJS Securities - Analyst

Good morning; thanks for taking the questions. Wanted to switch gears a little bit, maybe just talk a little bit about the decision to resegment the RV business and highlight the aftermarket a little bit more. What drove that? And talk about the opportunity there.

David Smith - Drew Industries Incorporated - CFO

Thanks, Dan; yes, this is Dave Smith. I'll talk through that. I think over the course of the last several years, you can see that we've really opened our eyes to the opportunities in that space. For years, the focus wasn't really heavily on OEM customers. And as we saw that we're putting more and more product into the marketplace, some with high-use, high-wear potential, we really recognized that we were potentially underserving the market (technical difficulty) the aftermarket.

So as you know probably, over the last couple of years we've been building out teams and structure, including a significantly very large warehouse in South Bend to service the needs of those customers. So for us, seeing the opportunity there and recognizing what putting a full-service operation in place can do, really helped to trigger for us that that was an area of the business to focus on. And really from there, it just stemmed to make the change to create aftermarket as its own segment.

Jason Lippert - Drew Industries Incorporated - CEO, Director

I'd add also, Dan, that manufactured housing, while we're still optimistic about it and it's still a small chunk of our business and our margins are good there, isn't going to grow as fast as aftermarket. We've talked about aftermarket and the opportunities there, and we just spent the last few years really getting at some of that opportunity with really great margins and have a long runway left yet.

But we look at some of the mature companies, manufacturing companies out there that have had aftermarket businesses for a long time, and their percentages of their total revenues in aftermarket can range anywhere from 15% to 25% on a pretty typical basis. So that's what we're going to drive toward.

Aftermarket is significant because it completes part of the customers that we weren't touching, which is really important for us, to continue to pull new business through on the OEM side as well as continue real profitable growth long term.

Scott Mereness - Drew Industries Incorporated - President

Dan, I think -- this is Scott. The re-segmenting, when you look at today, we're trading one 90/10 for another. But the most important part about the re-segmenting is why we did it and what the future holds.

It's a sign that the investment in aftermarket, the growth in aftermarket, both top and bottom line is significant. And for our shareholders, that's a positive sign over the next five to seven years.

We're optimistic that we can continue to grow as quickly as we have in the past. We're really just getting started, and we've got the facilities to be able to leverage that growth over the next five years.

Daniel Moore - CJS Securities - Analyst

Very helpful. In terms of opportunity, obviously, you anticipate continued strong growth. The margin profile that you laid out, broken out in this reporting, talk about maybe opportunity. How much upside is there to where the current level for margins are in the aftermarket side?

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO, Director

I think what we've talked about in the past is that the margin opportunity is significantly greater than our OEM typical margins. We've got lots of -- when we talk about runway for aftermarket, there's still a lot of channels that we haven't tapped completely yet. Acquisition opportunity in the aftermarket is still very untapped for us, and that's something that we're looking hard at right now.

So we'd expect the margin profile to continue along the same lines. Obviously, we're going to try to improve it as we get more knowledgeable in the space.

Daniel Moore - CJS Securities - Analyst

Got it. Taking that up to -- you mentioned peak margins of 11%, and given that the mix of the business and the size and scale might be some upside. Any target in mind over the next two to three years? Should we think about what the next peak margin profile could look like?

Jason Lippert - Drew Industries Incorporated - CEO, Director

No, we can't give guidance there. We don't know what we don't know.

A lot of it depends around the products that we get big into down the road, whether it's through product development or acquisitions that we make that might bring new products into our profile markets; how heavy we get into some of these adjacent markets with different margin profiles; the aftermarket and international. It's all going to -- because it's not just a one-pronged attack on RV now with a pretty known margin, we've got all these different areas and acquisitions across those areas that present different margin profiles.

So our goal is to continue to improve on our past peak margins. We've been talking since the Recession that if we followed our key initiatives in our long-term strategy that we could get there. And we've done that, and now it's time to build on that.

So, you're just going to have to follow us quarter to quarter and see what we're up to with respect to organic growth and acquisitions. And that situation will probably play out more clearly.

Scott Mereness - Drew Industries Incorporated - President

One other key comment there. When we talk about past peak margins, one of the things that I've encouraged shareholders to think about is past peak margins was in the 2006/2007 time frame, and our Company is completely different than what it was back then. We didn't have adjacencies; we didn't have aftermarket; we didn't have some of the other product lines that we have today.

So I encourage our shareholders to think about what we're doing right now and how the Company is made up right now as more of an indication of what we can do and how we can improve upon what we're doing, as opposed to comparing ourselves to a Company that was 10 years ago, that was very different than what it is today. So, best version of our self today, and we always try to be better going forward.

So that's how I would want people to think about our Company, not necessarily prior peaks from 10 years ago from a largely different structure than we are today.

Jason Lippert - Drew Industries Incorporated - CEO, Director

And really the true opportunity there is executing the strategy that we've been successful at in all these different markets. And we've got a successful track record there, and there is a lot of opportunity in these other markets.

We've proven that we can execute this strategy that brings us a lot of success both on the top line and the bottom line and has created the great growth story that we've had. So now it's time to execute in these other markets, with still a lot of runway left in each of these different markets that we've included in our new strategy.

Daniel Moore - CJS Securities - Analyst

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

All right; very helpful. Last question. Cash generation was off the charts in the quarter. And despite paying a regular dividend now, cash is building rapidly once again, almost $80 million.

In terms of priorities beyond the regular, would you still consider special dividends? Or would you prefer to build dry powder for M&A at least in the near term?

Scott Mereness - Drew Industries Incorporated - President

Well, before we get to that I just want to give a quick shout out to inventory management teams here at Drew, purchasing teams, and also operational teams. We've got the lowest inventory balance in the last 15 months, one of the highest cash balances in over three years. And from a working capital standpoint, we're proud of our margins, but we're also extremely proud of what we've been able to do from a working capital standpoint.

I'll let Jason comment on what we'll do with the cash.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Man, I don't have anything exciting to add there. It's the same old answer. The Board looks at these types of things regularly, and we generally consider these matters at the quarterly Board meetings and other Board meetings.

As cash builds and we decide whether we've got better uses of capital than special dividends, or dividend improvements, or whatever the case might be, we evaluate those things based on the opportunities that are sitting in front of us. So there will always be more to come on that subject as we keep moving through the year.

Daniel Moore - CJS Securities - Analyst

Look forward to hearing it. Congrats and I'll look forward to seeing you in Elkhart in September.

Operator

(Operator Instructions) Kathryn Thompson, Thompson Research.

Kathryn Thompson - Thompson Research Group - Analyst

Hi. Thank you for taking my questions today. Acquisitions are an important part of your growth strategy. What we wanted to get better clarity on is how much did acquisitions contribute to revenues in the quarter.

Importantly, if you could give some clarification on the margin profile of these contributed revenues, understanding that a portion of them likely should improve because they are earlier in the integration process. Thank you.

David Smith - Drew Industries Incorporated - CFO

This is David Smith. In the first paragraph of our press release, we included that acquisitions contributed $29 million -- acquisitions including Furrion, that is. And the vast majority of the sales increase, roughly $20 million, was due to acquisitions with the balance being made up of Furrion.

Scott Mereness - Drew Industries Incorporated - President

Margin-wise, Kathryn, all of these companies that we bought over the last couple years have done well. Even though this year acquisitions are still early, they are performing well and we're pleased with the progress that they are making.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

Kathryn Thompson - Thompson Research Group - Analyst

Are the acquisitions this year -- the margins more comparable to your current core margins? Or is there upside -- is 100, 200, 300 basis points opportunity for upside?

Jason Lippert - Drew Industries Incorporated - CEO, Director

Well, we've done a lot of talking about that. I think that the common theme is a lot of these businesses that we've been purchasing outside of our core RV OEM total markets, the margins have been better in some of these adjacents.

That's one of the attractions. And part of it, too, depends on: Are we buying companies that have intellectual property? (technical difficulty) allow them to command more margins in their markets because that always (technical difficulty)

Operator

Ladies and gentlemen, please stand by. Your conference call will resume momentarily. Again, thank you for your patience and please stand by.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Hello? Is anybody on the line?

Kathryn Thompson - Thompson Research Group - Analyst

Yes? Can you hear me?

Jason Lippert - Drew Industries Incorporated - CEO, Director

Kathryn? Is it Kathryn?

Kathryn Thompson - Thompson Research Group - Analyst

Yes.

Jason Lippert - Drew Industries Incorporated - CEO, Director

So did you catch that? I don't know where we spaced out on you guys there. I don't know what happened. There was just some interruption on the phone line.

Kathryn Thompson - Thompson Research Group - Analyst

Yes. No, well, I hope I didn't stump you. But it was basically you were wrapping up on the margin profile of your new acquisitions. And you said that most of the business outside the OEM markets actually had better margins. But (multiple speakers)

Jason Lippert - Drew Industries Incorporated - CEO, Director

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

Yes, that's generally (multiple speakers) --

Kathryn Thompson - Thompson Research Group - Analyst

That may segue into a follow-up question I had on that. I know you addressed earlier about aftermarket versus OEM. But if you look at this quarter, on average, how much higher on a basis point standpoint are aftermarket margins relative to on-average OEM op margins?

Jason Lippert - Drew Industries Incorporated - CEO, Director

Do we have that, or do we give that break down?

David Smith - Drew Industries Incorporated - CFO

(multiple speakers) average. What we have given is what's in the quarter and shows year-to-date aftermarket margins of 15.7% versus OEM margins of 13.1%. Again the aftermarket business is still in the building phase, and so I would say the aftermarket number is still developing.

Scott Mereness - Drew Industries Incorporated - President

That's a year-to-date number.

David Smith - Drew Industries Incorporated - CFO

Correct.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Did you hear that, Kathryn?

Kathryn Thompson - Thompson Research Group - Analyst

Yes, yes. So the aftermarket is still developing. I guess the point I'm pointing to is aftermarket is your fastest-growing segment. It also just appears to have a structurally higher margin and so it should be -- you should see incrementally greater earnings growth because of that aftermarket relative weighting.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Yes, that's fair. I'd also say that our adjacent markets are growing almost as fast as aftermarket -- so our adjacent OEM business.

Kathryn Thompson - Thompson Research Group - Analyst

What's the margin profile of adjacent OEM?

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

Jason Lippert - Drew Industries Incorporated - CEO, Director

What's our margin profile? We give that and it's mixed in with the general OEM. But like I said, with some of the adjacent market acquisitions that we made, its margin is traditionally higher than our core RV OEM markets.

Kathryn Thompson - Thompson Research Group - Analyst

Okay, great. Final question just on raw materials have been a tailwind for you. I know you touched on it earlier. But with comps eventually lapping in Q4, how should we think about the anticipated impact to margins as we think about modeling?

Scott Mereness - Drew Industries Incorporated - President

I think it's going to be a modest impact. Like Jason and David said, we've got five or six key things that lead to our margin improvement over the last couple quarters, and we still feel like the majority of that is going to contribute to third and fourth quarter. So you really need to think about it as just a portion of five or six things.

It does lap -- we've talked about this for a couple quarters. We talked about Q3 of 2015 being a half a quarter with the material improvement; so Q3 of 2016 would be a half a quarter.

But there's these other five things that really contribute quite a bit to our margin improvement. So you can't really underestimate what these additional things that are sustainable can do going forward to our margins.

Jason Lippert - Drew Industries Incorporated - CEO, Director

On top of what Scott's saying, like I said in the earlier comments when somebody asked about materials, we do index many of our customers on the raw materials movement. So as it goes back up we'll recapture some of the decreases that we gave out when it went down. So some of that will be ultimately a neutral type movement.

Kathryn Thompson - Thompson Research Group - Analyst

Okay, perfect. Thank you very much.

Operator

Scott Stember, C.L. King.

Scott Stember - C.L. King & Associates - Analyst

Hey, guys. Just a quick update on the international expansion. Maybe just talk about where you stand right now.

Jason Lippert - Drew Industries Incorporated - CEO, Director

Yes, no problem. Well, obviously, in May we made the acquisition of a component supplier in Italy that has built the step components, the step components and some bed-lifting mechanisms. A lot of intellectual property-protected products over there, which is in our sweet spot. It's going to be -- they're going to be our boots on the ground.

So we've got two strategies now. We've got the LCI strategy that we've been at in slide-outs for the last three and a half years now, attacking slide-outs and traditional LCI products; and then product development and existing core product movement in Project 2000's products. So we feel that Dusseldorf European RV show is in another four weeks and we're going to launch even more slide-out products there on the top OEM products over there.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

We feel that that slide-out strategy is going to continue to gain momentum, just like it did here in the US a couple decades ago. So we're excited about the slide-out strategy; we're excited about Project 2000 and their product development; as well as continuing to look for companies that might fit in the family of LCI with respect to potential acquisitions down the road to grow our strategy in Europe.

Scott Mereness - Drew Industries Incorporated - President

Scott, with the acquisition of P2K, we're about -- on an LTM basis, we're give or take $25 million in international revenues.

Scott Stember - C.L. King & Associates - Analyst

Okay. That's perfect. Thanks, guys.

Operator

Trent Ketterer, Spitfire Capital.

Trent Ketterer - Spitfire Capital - Analyst

Hey, guys. Thanks for taking my questions. I just wanted to clarify on organic growth quickly. It looks like you guys are up about, I think, 12% in the first half. And I think, Dave, you mentioned that basically all of the aftermarket growth has been organic.

But can you just give us a sense of how organic growth has looked across adjacent industries? And just clarify the comments on aftermarket. And then I just have a quick follow-up.

David Smith - Drew Industries Incorporated - CFO

Yes, I think just in real rough terms, in adjacent, the adjacent sales, it's roughly 50-50 between acquisitions and organic. Then I think that as you look at the OEM RV business, that is roughly 70%. After you take out the industry growth, the growth was about 70% organic.

Trent Ketterer - Spitfire Capital - Analyst

Okay.

Jason Lippert - Drew Industries Incorporated - CEO, Director

And that might differ a little bit than our historical. If you look at the RV growth, that was more 70-30 probably, 70% organic, 30% acquisition. But as we try to get into adjacent markets a little bit more quickly, acquisitions are going to play a bigger role than what they did in our RV growth.

Scott Mereness - Drew Industries Incorporated - President

So, Trent, we had two -- if you look at over the last 12 months we had two key adjacent acquisitions: Signature Seating, which would have been August of 2015; and then we had Highwater which was January of 2016. So for the quarter, those would be the two key acquisitions that would be acquired revenue, and then the rest would be organic. Those two businesses combined had acquired revenues of roughly $35 million.

AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

Trent Ketterer - Spitfire Capital - Analyst

Okay, great. Perfect. Then just quickly, as you guys think about your organic content per unit, I guess specifically in towables, do you guys have a sense for how that performed in the quarter? Was that low single digit, mid single digit? How you guys think about that?

Jason Lippert - Drew Industries Incorporated - CEO, Director

Well, the wholesale was up 10% year-to-date. Retail is up 8%, which is significantly better than the initial RVIA projections that they gave in Q4 last year.

I think that the most important thing to note on towable volume right now is that retail is hot. We're getting reports weekly from our OEM customers and the dealers that retail activity is hot.

This time of year typically the wholesale OEM production, it's slow. But we've got customers working Saturdays; we've got customers running at the volumes they were running back in April when we're traditionally running at peak.

So I think it's important to note that this is the first summer I can remember in several years where we're running at peak-type volumes versus what we've seen in the past, when it's typically slow this time of year. Just good news.

Trent Ketterer - Spitfire Capital - Analyst

Got it. Thanks, guys.

Operator

Thank you. I'm showing no further questions at this time. I'd like to turn the call back over to Jason Lippert for closing remarks.

Jason Lippert - Drew Industries Incorporated - CEO, Director

All right. Well, we appreciate everybody being on the call today. Sorry for the brief interruption, and we look forward to talking to you in next quarter's earnings call.

Thanks again, everybody. Bye-bye.

Operator

Ladies and gentlemen, thank you for your participation on today's call. This does conclude the program and you may all disconnect. Everyone have a great day.

Editor

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This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

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AUGUST 4, 2016 / 03:00PM GMT, DW - Q2 2016 Drew Industries Inc Earnings Call

described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel based components and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of labor, employee benefits, employee retention, realization and impact of efficiency improvements and cost reductions, the successful entry into new markets, the costs of compliance with environmental laws and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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